Exhibit 99.(g)(i)

INVESTMENT ADVISORY AGREEMENT

BETWEEN

TRILOMA EIG GLOBAL ENERGY FUND

AND

TRILOMA ENERGY ADVISORS, LLC

This Investment Advisory Agreement (the “Agreement”) is made this 30th day of June, 2015, by and between TRILOMA EIG GLOBAL ENERGY FUND, a Delaware statutory trust (the “Fund”), and TRILOMA ENERGY ADVISORS, LLC, a Florida limited liability company (the “Advisor”).

WHEREAS, the Fund is a newly organized, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Advisor is a newly organized investment adviser registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to retain the Advisor to furnish investment advisory services to the Fund on the terms and conditions hereinafter set forth, and the Advisor wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.  Duties of the Advisor.

(a)  Retention of Advisor. The Fund hereby appoints the Advisor to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Board of Trustees of the Fund (the “Board”), for the period and upon the terms herein set forth:

(i)                                     in accordance with the investment objectives, policies and restrictions that are set forth in the Fund’s then-effective Registration Statement on Form N-2 filed with the Securities and Exchange Commission (the “SEC”), as amended from time to time (the “Registration Statement”), the Fund’s prospectus that forms a part of the Registration Statement, as amended and supplemented from time to time (the “Prospectus”), and/or the Fund’s periodic reports filed with the SEC from time to time; and

(ii)                                  during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Fund’s Declaration of Trust (“Declaration of Trust”) and Bylaws (the “Bylaws”), in each case as may be amended from time to time.

(b)  Responsibilities of Advisor. Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the provisions of this Agreement:

(i)                                     determine the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)                                  identify, evaluate and negotiate the structure of the investments made by the Fund;

(iii)                               execute, monitor and service the Fund’s investments;

(iv)                              determine the securities and other assets that the Fund shall purchase, retain, or sell;

(v)                                 perform due diligence on prospective portfolio companies;

(vi)                              provide cash management services to invest the Fund’s daily cash balances; and

(vii)                           provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably request or require for the investment of its funds.

(c)  Power and Authority. To facilitate the Advisor’s performance of these undertakings, but subject to the restrictions contained herein, the Fund hereby delegates to the Advisor, and the Advisor hereby accepts, the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event the Fund determines to obtain debt financing, the Advisor shall arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board. If it is necessary or appropriate for the Advisor to make investments on behalf of the Fund through one or more special purpose vehicles, the Advisor shall have authority to create or arrange for the creation of such special purpose vehicles and to make such investments through such special purpose vehicles in accordance with the Investment Company Act.

(d)  Acceptance of Appointment. The Advisor hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e)  Sub-Advisor. The Advisor is hereby authorized to enter into a sub-advisory agreement with EIG Credit Management Company, LLC (the “Sub-Advisor”), pursuant to which the Advisor may obtain the services of the Sub-Advisor to assist the Advisor in fulfilling its responsibilities hereunder. Specifically, the Advisor may retain the Sub-Advisor to recommend specific securities or other investments based upon the Fund’s investment objectives, policies and restrictions, and work, along with the Advisor, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject to the oversight of the Advisor and the Fund.

(i)                                     The Advisor and not the Fund shall be responsible for any compensation payable to any Sub-Advisor.

(ii)                                  The sub-advisory agreement entered into between the Advisor and Sub-Advisor shall be in accordance with the requirements of the Investment Company Act, including without limitation the requirements relating to the Board and the Company’s shareholder approval thereunder, and other applicable federal and state law.

(iii)                               The Sub-Advisor shall be subject to the same fiduciary duties imposed on the Advisor pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(f)  Independent Contractor Status. The Advisor shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(g)  Record Retention. Subject to review by, and the overall control of, the Board, the Advisor shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records with respect to the Fund’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours or as may be agreed upon by the Advisor. The Advisor agrees that all records that it maintains for the Fund are the property of the Fund and shall surrender promptly to the Fund any such records upon the Fund’s request and upon termination of this Agreement pursuant to Section 10, provided that the Advisor may retain a copy of such records.

2.  The Fund’s Responsibilities and Expenses Payable by the Fund.

(a)  Advisor Personnel. All investment personnel of the Advisor, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Advisor and not by the Fund.

(b)  Costs. Subject to the limitations on reimbursement of the Advisor as set forth in Section 2(c) below, the Fund, either directly or through reimbursement to the Advisor, shall bear all other reasonable costs and expenses of its operations and transactions, including (without limitation): corporate and organization and offering expenses relating to offerings of the Fund’s common shares (the “Shares”); the cost of calculating the Fund’s net asset value, including the cost of any third-party pricing or valuation services; the cost of effecting sales and repurchases of Shares and other securities; an administration fee pursuant to a Fund Administration Agreement between the Fund and the Advisor; fees payable to third parties relating to, or associated with, monitoring the Fund’s financial and legal affairs, making investments and valuing investments, including fees and expenses associated with performing due diligence reviews of prospective investments; investment-related expenses (e.g., expenses that, in the Advisor’s discretion, are related to the investment of the Fund’s assets, whether or not such investments are consummated), including (as applicable) brokerage commissions, borrowing charges on securities sold short, clearing and settlement charges, recordkeeping, interest expenses, dividends on securities sold but not yet purchased, margin fees, investment related travel and lodging expenses and research-related expenses and other due diligence expenses; all costs and expenses, including interest expense, associated with Fund-level borrowings, professional fees relating to investments, whether or not such investments are consummated, including expenses of consultants, investment bankers, attorneys, accountants and other experts; all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Advisor, the Sub-Advisor and any custodian or other agent engaged by the Fund; transfer agent and custodial fees; fees and expenses associated with marketing efforts; federal and state registration or notification fees; federal, state and local taxes; fees and expenses, including travel expenses, of Board trustees not also serving in an executive officer capacity for the Fund or the Advisor or the Sub-Advisor; the cost of Board and shareholder meetings, proxy statements, shareholders’ reports and notices; the costs of preparing, printing and mailing reports and other communications, including tender offer correspondence or similar materials, to shareholders; costs associated with the Fund’s chief compliance officer; fidelity bond, trustees and officers errors and omissions liability insurance and other insurance premiums; direct costs such as printing, mailing, and long distance telephone; legal expenses (including those expenses associated with preparing the Fund’s public filings, attending and preparing for Board meetings, as applicable, and generally serving as counsel to the Fund); external accounting expenses (including fees and disbursements and expenses related to the annual audit of the Fund and the preparation of the Fund’s tax information); costs associated with the Fund’s reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws, including compliance with the Sarbanes-Oxley Act of 2002, as amended; and any expenses incurred outside of the Fund’s ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses as provided for in the Fund’s respective organizational documents.

(c)  Periodic Reimbursement. Expenses incurred by the Advisor on behalf of the Fund and payable by the Fund pursuant to this Section 2 shall be reimbursed no less frequently than quarterly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Fund and the calculation of the reimbursement and shall deliver such statement to the Board for its review and approval prior to full reimbursement.

3.  Compensation of the Advisor. The Fund agrees to pay, and the Advisor agrees to accept, as compensation for the services provided by the Advisor hereunder, a base management fee (“Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Advisor may agree to temporarily or permanently waive, in whole or in part, the Management Fee and/or the Incentive Fee. See Appendix A for examples of how these fees are calculated.

(a)  Management Fee. The Management Fee shall be calculated at an annual rate of 2.0% of the Fund’s average gross assets. The Management Fee shall be payable monthly in arrears, and shall be calculated based on the simple average of the Fund’s gross assets at the end of the two most recently completed calendar months. All or any part of the Management Fee not taken as to any month shall be deferred without interest and may be taken in any such other month as the Advisor may determine. The Management Fee for any partial month shall be appropriately prorated.

(b)  Incentive Fee. The Incentive Fee for the Fund shall be calculated as follows:

(i)                                     The “Incentive Fee” shall be calculated and payable quarterly in arrears based on the Fund’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. In the case of a liquidity event (as such term is defined in the Prospectus) or if the Agreement is terminated, the fee will also become payable as of the effective date of the event. The payment of the Incentive Fee shall be subject to payment of a preferred return to investors each quarter, expressed as a quarterly rate of return on the average Adjusted Capital (as defined below) for the most recently completed calendar quarter, of 1.875% (7.5% annualized), subject to a “catch up” feature (as described below). These calculations will be appropriately prorated for any period of less than three months.

For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the Management Fee, expenses reimbursed or fees paid to the Advisor under the

Fund Administration Agreement between the Advisor and the Fund, and any interest expense and dividends paid on any issued and outstanding preferred shares, but excluding the Incentive Fee, Distribution and Dealer Manager fee, any expense payments under the Expense Support and Reimbursement Agreement, and any reimbursement payments by the Fund). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income only when the cash is received by the Fund. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. For purposes of computing the Incentive Fee, the calculation methodology will look through derivatives or swaps as if the Fund owned the reference assets directly. Therefore, net interest, if any, associated with a derivative or swap (which represents the difference between (i) the interest income and fees received in respect of the reference assets of the derivative or swap and (ii) the interest expense paid by the Fund to the derivative or swap counterparty) will be included in the calculation of quarterly pre-incentive fee net investment income for purposes of the Incentive Fee.

For purposes of this fee, “Adjusted Capital” shall mean (a) cumulative proceeds received by the Fund from the sale of Shares, including proceeds from the Fund’s distribution reinvestment plan, net of sales load and (b) reduced by (i) distributions paid to the Fund’s shareholders that represent return of capital and (ii) amounts paid for share repurchases pursuant to the Fund’s share repurchase program.

The calculation of the Incentive Fee for each quarter is as follows:

(A)                               No Incentive Fee is payable in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income does not exceed the quarterly hurdle rate of 1.875%;

(B)                               100% of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than or equal to 2.344% in any calendar quarter (9.376% annualized) is payable to the Advisor. This portion of the Fund’s Pre-Incentive Fee Net Investment Income which exceeds the hurdle rate but is less than or equal to 2.344% is referred to as the “catch-up.” The “catch-up” provision is intended to provide the Advisor with an incentive fee of 20% on all of the Fund’s Pre-Incentive Fee Net Investment Income when the Fund’s Pre-Incentive Fee Net Investment Income reaches 2.344% in any calendar quarter; and

(C)                               20% of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.344% in any calendar quarter (9.376% annualized) is payable to the Advisor once the hurdle rate is reached and the catch-up is achieved (i.e., 20% of all the Fund’s Pre-Incentive Fee Net Investment Income thereafter is allocated to the Advisor).

4.  Covenants of the Advisor.

The Advisor covenants that it is registered as an investment adviser under the Advisers Act and will maintain such registration during the term of this Agreement. The Advisor agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.  Brokerage Commissions.

The Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission, markup or markdown for effecting a securities transaction in excess of the amount of commission, markup or markdown another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith, taking into account such factors as price (including the applicable brokerage commission, markup, markdown or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission, markup or markdown is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.

6.  Other Activities of the Advisor.

The services of the Advisor to the Fund are not exclusive, and the Advisor may, subject to other agreements to which it or its Affiliates may be party, engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Advisor to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Advisor and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Advisor and directors, officers, employees, partners, shareholders, members and managers of the Advisor and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

During the term of this Agreement and for a period of one (1) year following any termination or nonrenewal of this Agreement for any reason, the Fund shall not, directly or indirectly on behalf of itself or any other person or entity: (a) solicit the employment of or employ any partners, shareholders, directors, officers, employees, consultants and/or associated persons (each, an “Associate”) of the Advisor, any Sub-Advisor or any of their respective Affiliates (collectively, “Advisor Persons”) or any person or entity who was an Associate of an Advisor Person during the one-year period preceding such proposed solicitation or employment, or (b) induce, persuade or attempt to induce or persuade the discontinuation of, or in any way interfere or attempt to interfere with, the relationship between an Advisor Person and any Associate of such Advisor Person or any person or entity who was an Associate of such Advisor Person during the one-year period preceding such proposed inducement, persuasion or interference or attempted inducement, persuasion or interference. The parties intend that any provision of this Section 6 held invalid, illegal or unenforceable only in part or degree because of the duration or geographic scope thereof shall remain in full force to the extent not held invalid, illegal or unenforceable.

For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee, shareholder, manager, member or partner of such other Person; or (e) any legal entity for which such Person acts as an executive officer, director, trustee, shareholder, manager, member or partner.

7.  Responsibility of Dual Trustees, Officers and/or Employees.

If any person who is a manager, partner, member, officer and/or employee of the Advisor is or becomes a trustee, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, member, officer and/or employee of the Advisor shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, member, officer and/or employee of the Advisor or under the control or direction of the Advisor, even if paid by the Advisor.

8.  Liability of Advisor.

In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Advisor in the performance of its obligations and duties hereunder, (b) reckless disregard by the Advisor of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act) the Advisor shall not be subject to any liability whatsoever to the Fund, or to any shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

9.  Indemnification.

(a) To the fullest extent permitted by law, the Fund shall, subject to Section 9(c) of this Agreement, indemnify the Advisor (including for this purpose each officer, director, shareholder, member, principal, partner, manager, employee or agent of, any person who controls, is controlled by or is under common control with, or any other person designated by the Advisor as an indemnitee (as defined herein) on behalf of the Fund, the Advisor, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Advisor, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Advisor to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.  These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter.  The rights of indemnification provided under this Section 9 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 9.

(b)  Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 9(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Fund is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the trustees of the Fund who are not “interested persons” (as that term is defined in the Investment Company Act) of the Fund (“Independent Trustees”) (excluding any trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c)  As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, indemnification shall be provided in accordance with Section 9(a) of this Agreement if (i) approved as in the best interests of the Fund by a majority of the Independent Trustees (excluding any Board trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the indemnitee is not liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office or (ii) the Board trustees secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its shareholders to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

(d)  Any indemnification or advancement of expenses made in accordance with this Section 9 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.  In any suit brought by an indemnitee to enforce a right to indemnification under this Section 9, it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 9 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 9.  In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 9, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 9 shall be on the Fund (or on any shareholder acting derivatively or otherwise on behalf of the Fund or its shareholders).

(e)  An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 9 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)  The rights of indemnification provided in this Section 9 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.  Nothing contained in this Section 9 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Advisor or any indemnitee.

10.  Effectiveness, Duration and Termination of Agreement.

(a)  Term and Effectiveness. This Agreement shall become effective as of the date above written. This Agreement shall remain in effect for two years from such date, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the Fund’s Independent Trustees, in accordance with the requirements of the Investment Company Act.

(b)  Termination. This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Fund upon 60 days’ prior written notice to the Advisor, (i) upon the vote of a majority of the outstanding voting securities of the Fund, or (ii) by the vote of the Fund’s Independent Trustees, or (b) by the Advisor upon 120 days’ prior written notice to the Fund. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Advisor shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Advisor shall be entitled to receive from the Fund within 30 days after the effective date of such termination or expiration any amounts owed to it under Section 2 and Section 3 through the date of termination or expiration.

11.  Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office or principal place of business.

12.  Amendments.

This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the Investment Company Act and the Declaration of Trust.

13.  Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is registered as an investment company under the Investment Company Act and the Advisor is regulated as an investment adviser under the Advisers Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act and the Advisers Act, respectively, and any other then-current regulatory interpretations thereunder. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

14.  Intellectual Property.

The Advisor conducts its investment advisory business under the servicemark or trademark “Triloma” and the “Triloma” design (collectively, the “Brand”). In connection with the Fund’s (a) public filings, (b) requests for information from state and federal regulators, (c) offering materials and advertising materials and (d) investor communications, the Fund may state in such materials that investment advisory services are being provided by the Advisor to the Fund under the terms of this Agreement. The Advisor hereby grants a non-exclusive, non-transferable and non-sublicensable license to the Fund for the use of the Brand as permitted in the foregoing sentence and in connection with the Fund’s name. The Fund agrees the Advisor is the sole owner of the Brand and agrees not to challenge or contest the validity of, or the Advisor’s rights in, the Brand (and the associated goodwill). Prior to using the Brand in any manner, the Fund shall submit all proposed uses to the Advisor for prior written approval. The Fund agrees to control the use of such Brand in accordance with the standards and policies as established between the Advisor and the Fund. The term of the license granted under this Section shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement. Without limiting the foregoing, this license shall have no effect on the Fund’s ownership rights of any proprietary works which include the use of the Brand.

15.  Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

TRILOMA EIG GLOBAL ENERGY FUND

By:	/s/ Barry L. Goff
Name: Barry L. Goff
Title: Trustee and Chairperson of the Board

TRILOMA ENERGY ADVISORS, LLC

By:	/s/ Deryck Harmer
Name: Deryck Harmer
Title: President and Chief Executive Officer

[Signature Page to Investment Advisory Agreement]

Appendix A

NOTE: All percentages herein refer to Adjusted Capital.

Example: Incentive Fee on Pre-Incentive Fee Net Investment Income for each quarter

	Scenario 1	Scenario 2	Scenario 3
Pre-incentive fee net investment income	1.000%	2.000%	3.000%
Catch up provision (Max of 0.469%)	—	(0.125)%	(0.469)%
Additional allocation (20% above 2.344%)	—	—	(0.131)%
Net investment income	1.000%	1.875%	2.400%

Scenario 1

Pre-Incentive Fee Net Investment Income does not exceed the quarterly hurdle rate; therefore, there is no incentive fee on income payable.

Scenario 2

Pre-Incentive Fee Net Investment Income exceeds the quarterly hurdle rate, but does not fully satisfy the ‘‘catch-up’’ provision; therefore, the incentive fee on income is 0.125%.

Scenario 3

Pre-Incentive Fee Net Investment Income exceeds the quarterly hurdle rate and fully satisfies the ‘‘catch-up’’ provision; therefore, the incentive fee on income is 0.600%.

* Scenarios expressed as a percentage of average Adjusted Capital.